Exhibit 10.2
Amended and Restated
John B. Sanfilippo & Son, Inc.
Sanfilippo Value Added Plan (“SVA Plan”)
I.	Purposes of the Plan

The purpose of the Plan is to more closely link incentive cash compensation to the creation of stockholder value. The Plan is intended to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. The Plan is also intended to reward long-term, continuing improvements in stockholder value with an opportunity to participate in a portion of the wealth created. The Plan is amended and restated effective as of January 25, 2011.

II.	Definitions

“2011 Bonus Bank” has the meaning set forth in Section VI(B)(2)(a).

“Actual Improvement” means the annual change in SVA, as determined under Section V(B)(1) of the Plan, which can be positive or negative.

“Annual Salary” means, with respect to a Participant, his or her annual base salary rate in a particular fiscal year of the Company.

“Board” means the Board of Directors of the Company.

“Bonus Bank” means the amount of a Plan Participant’s bonus potential that is not yet paid and which is accounted for by the Company in a non-interest bearing book entry account until such time as it may be paid in the form of a Bonus Paid pursuant to the terms of the Plan.

“Bonus Declared” means the annual bonus amount for a Plan Year, as determined under Section V of the Plan.

“Bonus Interval” means the amount of SVA growth or diminution as a variance from Target SVA Improvement that would either (A) result in the doubling of the Target Bonus for SVA performance above Target SVA Improvement; or, (B) result in the realization of no Target Bonus for SVA performance below Target SVA Improvement.

“Bonus Paid” has the meaning set forth in Section VI(A).

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
“Capital Charge” means the Cost of Capital multiplied by the Company’s aggregate capital, as determined by the Committee.

“Cause” means, in the judgment of the Committee, (A) the breach by the Participant of any employment agreement, employment arrangement or any other agreement with the Company or a Subsidiary, (B) the Participant engaging in a business that competes with the Company or a Subsidiary, (C) the Participant disclosing business secrets, trade secrets or confidential information of the Company or a Subsidiary to any party, (D) dishonesty, misconduct, fraud or disloyalty by the Participant, (E) misappropriation of corporate funds, or (F) such other conduct by the Participant of an incompetent, insubordinate, immoral or criminal nature as to have rendered the continued employment of the Participant incompatible with the best interests of the Company and its Subsidiaries.

“Change in Control” means the first date on which one of the following events occurs:
A. the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;
B. the sale, transfer or other disposition of all or substantially all of the Company’s assets;
C. a change in the composition of the Board, as a result of which fewer than one-half of the directors following such change in composition of the Board are directors who either (1) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “Original Directors”) or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of (a) the Original Directors who were still in office at the time of the election or nomination and (b) the directors whose election or nomination was previously approved pursuant to this Clause (2); or
D. any transaction as a result of which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, or any group that is controlled by Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the voting securities of the Company representing at least 30% of the total voting power of the Company (with respect to all matters other than the election of directors) represented by the Company’s then outstanding voting securities. For purposes of this Clause (D), the term “transaction” shall include any conversion of the Class A Stock, whether or not such conversion occurs in connection with a sale, transfer or other disposition of such Class A Stock.
For purposes of this definition, (1) the term “person” shall exclude: (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a company controlled by the Company; and (b) a corporation owned directly or indirectly by the

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John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
stockholders of the Company in substantially the same proportions as their ownership of the Common Stock (it being understood that for purposes of subsequently determining whether a Change in Control has occurred, all references to the “Company” in the definition of Change in Control shall be deemed to be references to the Company and/or such corporation, as applicable); (2) the term “group” shall exclude any group controlled by any person identified in Clause (1)(a) above and (c) the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative thereto.

Except as otherwise determined by the Committee, any spin-off of a division or subsidiary of the Company to its stockholders will not constitute a Change in Control of the Company.

“Class A Stock” means the Class A Common Stock, $.01 par value per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning set forth in Section IV(A).

“Common Stock” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such Common Stock shall thereafter be exchanged by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

“Company” means John B. Sanfilippo & Son, Inc., a Delaware corporation, and its successors and assigns.

“Cost of Capital” means the Company’s cost of equity plus its cost of debt, expressed as a percentage, as determined by the Committee using a weighted average of the expected return on the Company’s debt and equity capital. Cost of Capital is intended to reflect the rate of return that an investor could earn by choosing another investment with equivalent risk.

“Declared Bonus Multiple” means the multiple determined in accordance with Section V(B)(4) of the Plan for purposes of determining a Participant’s Bonus Declared.

“Disability” means a Participant is (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or Subsidiary; or, if different, as may be defined for purposes of Section 409A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
“Excess Improvement” has the meaning set forth in Section V(B)(2).

“Guidelines” has the meaning set forth in Section IV(B)(3).

“NOPAT” means the Company’s net operating profit after tax, as determined by the Committee from the Company’s audited financial statements.

“Participant” has the meaning set forth in Section III.

“Performance Target Bonus” means the annual Bonus Declared a Participant would be paid or credited with, if any, for a Plan Year if Actual Improvement equaled Target SVA Improvement, determined by multiplying a Participant’s Annual Salary for that Plan Year by the Participant’s Performance Target Bonus Percentage for that Plan Year.

“Performance Target Bonus Percentage” means the percentage of a Participant’s Annual Salary, as established or approved by the Committee for purposes of determining a Participant’s Performance Target Bonus.

“Permitted Holder” means:
E. Jasper B. Sanfilippo (“Jasper”), Mathias A. Valentine, (“Mathias”), a spouse of Jasper, a spouse of Mathias, any lineal descendant of Jasper or any lineal descendant of Mathias (collectively referred to as the “Family Members”);
F. a legal representative of a deceased or disabled Family Member’s estate, provided that such legal representative is a Family Member;
G. a trustee of any trust of which all the beneficiaries (and any donees and appointees of any powers of appointment held thereunder) are Family Members and the trustee of which is a Family Member;
H. a custodian under the Uniform Gifts to Minors Act or Uniform Transfers to Minors Act for the exclusive benefit of a Family Member, provided that such custodian is a Family Member;
I. any corporation, partnership or other entity, provided that at least 75% of the equity interests in such entity (by vote and by value) are owned, either directly or indirectly, in the aggregate by Family Members;
J. any bank or other financial institution, solely as a bona fide pledgee of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee; or
K. any employee benefit plan, or trust or account held thereunder, or any savings or retirement account (including an individual retirement account), held for the exclusive benefit of a Family Member.

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John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
“Plan” means the Amended and Restated John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan.

“Plan Year” means the fiscal year of the Company.

“Retirement” means a Participant’s termination of employment, other than for Cause, either: (A) on or after age 65, or (B) on or after age 55 if the Participant has been credited with, at least, 10 full years of employment at the time of his termination of employment.

“Section 409A” means Code Section 409A and all applicable rules and regulations related thereto.

“Shortfall” has the meaning set forth in Section V(B)(3).

“Subsidiary” means any corporation at least eighty percent (80%) of the outstanding voting stock of which is owned by the Company.

“SVA” means the “stockholder value added” of the Company determined each Plan Year by deducting the Company’s Capital Charge from NOPAT, as determined by the Committee.

“Target Bonus” means the annual bonus a Participant may be paid which shall be based on one or more of the following with weightings as determined by the Committee: Actual Improvement (with a minimum weighting of eighty percent (80%))and individual Participant performance.

“Target SVA Improvement” means the targeted improvement in annual SVA growth as determined by the Committee pursuant to Section V(A)(1)(c).

“Termination for Cause” means a determination by the Committee following a Participant’s termination of employment for any reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to such Participant.

“Termination Year” has the meaning set forth in Section VI(C)(2)(b).

III.	Eligibility

An employee of the Company or a Subsidiary who, individually or as part of a group, is selected by the Committee to be eligible to participate in the Plan for the Plan Year shall become a Participant as of the first day of such Plan Year, unless otherwise determined by the Committee.

IV.	Administration
A.	The Committee

The Compensation Committee of the Board shall be the Committee hereunder unless a new, independent committee is selected by the Board. For this purpose, a new Committee will be deemed independent if it is comprised solely of two or more

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directors who are “independent directors” within the meaning of the The Nasdaq Stock Market, Inc.’s rules and regulations.

B.	Powers

The Committee shall have full and exclusive discretionary power to:
1. Interpret the Plan,
2. To determine those employees of the Company and its Subsidiaries who are eligible to participate in the Plan,
3. Adopt such rules, regulations, and guidelines (including the establishment of performance criteria) the “Guidelines”, for administering the Plan as the Committee may deem necessary or proper, including the full discretion not to make payment of any or all of the Bonus Paid determined in Section VI, and
4. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, or inconsistent with the Company’s Bylaws or Committee charter, allocate all or any portion of its responsibilities and powers under this Plan to any one or more of its members or delegate all or any part of its responsibilities and powers to any person or persons selected by it. Such delegation shall include, unless limited by its terms, all of the responsibility and authority held by the Committee hereunder, and any such allocation or delegation may be revoked by the Committee at any time.
C.	Adjustment to Payments
1. Subject to final approval of the Committee, individual Participant payments may be subject to change by recommendation of the Participant’s manager and senior management team, with consideration given to the individual’s job performance.
2. If a Participant violates any Company policy, the Company retains the right to declare forfeited any award granted to a Participant hereunder, to the extent it remains unpaid; provided, however, that in the event that a Participant’s prior Plan Year Bonus Paid has not yet been paid at the time the Company declares such Participant’s award forfeited, such forfeited amounts shall be distributed to other Participant(s) on a pro rata basis, or distributed to other Participant(s) as otherwise determined by the Committee.
3. If (a) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, (b) the Committee determines a Termination for Cause occurred with respect to a Participant or (c) the Company is required by law, rule or regulation or the rules of the stock exchange on which the Company’s securities are listed to “clawback”

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any amounts paid hereunder, the Committee may require any or all of the following: (i) any award granted to the Participant hereunder, to the extent it remains unpaid at the time of the restatement, be forfeited; provided, however, that in the event that a Participant’s prior Plan Year Bonus Paid has not yet been paid at the time the Committee declares such Participant’s award forfeited, such forfeited amounts shall be distributed to other Participant(s) on a pro rata basis, or distributed to other Participant(s) as otherwise determined by the Committee; and (ii) the Participant shall pay to the Company in cash all of the amounts paid hereunder during the three-year period (or such other period as determined by the Committee) prior to the date the Company is required to prepare the financial restatement based on the erroneous data or the Participant’s termination of employment, as the case may be, together with any other amounts which may be required to be paid under any law, rule or regulation or the rules of the stock exchange on which the Company’s securities are listed.
D.	Third-Party Advisors

The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the Company and its officers shall be entitled to rely upon the advice or opinion of such persons.

E.	Binding Effect of Committee Actions

All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretations made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation of the Plan.

F.	Foreign Jurisdiction

The Committee shall have the discretion to modify or amend the Plan, or adopt additional terms and/or conditions, as may be deemed necessary or advisable in order to comply with the local laws and regulations of any jurisdiction.
V. Determination of Bonus Declared
A.	Determination of SVA and Actual Improvement
1. Beginning of Plan Year Determinations. At the beginning of each applicable Plan Year, the following determinations shall be made:
a) The Committee shall determine, or approve the determination of, the Company’s annual SVA as of the end of the preceding Plan Year.

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John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
b) The Committee shall determine or approve Performance Target Bonus Percentages for each Participant and the Company’s Cost of Capital for the applicable Plan Year.
c) The Committee shall establish the Target SVA Improvement and the Bonus Interval for the applicable Plan Year, which standards may be set by the Committee for one or more Plan Years.
2. End of Plan Year Determinations. As of the end of each applicable Plan Year, the following determinations shall be made:
a) The Committee shall determine the Company’s annual SVA as of the end of the Plan Year and the resulting Actual Improvement.
b) The Committee shall determine, or approve the determination of, the Declared Bonus Multiple for such Plan Year, consistent with the terms of the Plan.
     B. Determination of Bonus Declared
Each Participant shall be credited with a Bonus Declared, if any, for a Plan Year according to the following:
1. The Actual Improvement in SVA for a Plan Year shall be determined by subtracting the SVA for the immediately preceding Plan Year (or such other amount as determined by the Committee) from the SVA for the Plan Year.
2. If the Actual Improvement exceeds the Target SVA Improvement, the amount of that excess shall be the “Excess Improvement”;
3. If the Target SVA Improvement exceeds the Actual Improvement, the amount of that excess shall be the “Shortfall”;
4. The Declared Bonus Multiple shall be determined by comparing the Excess Improvement or Shortfall to the Target SVA Improvement and Bonus Interval, according to the following:
a) If the Actual Improvement equals the Target SVA Improvement, the Declared Bonus Multiple shall equal one (1).
b) If the Actual Improvement exceeds the Target SVA Improvement, the Declared Bonus Multiple shall equal the Excess Improvement divided by the Bonus Interval, plus one (1); provided, however, that after the 2011 Plan Year, in no event shall the Declared Bonus Multiple be greater than 2.0.
c) If the Actual Improvement is less than the Target SVA Improvement, the Declared Bonus Multiple shall equal the Shortfall (expressed as a negative

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John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
number) divided by the Bonus Interval, plus one (1); provided, however, that after the 2011 Plan Year, in no event shall the Declared Bonus Multiple be less than 0.
5. The Bonus Declared for each Participant shall equal the Participant’s Performance Target Bonus, multiplied by the Declared Bonus Multiple.
6. A Participant’s Bonus Declared may be based upon the Declared Bonus Multiple for the Company only, or at the discretion of the Committee, a Participant’s Bonus Declared may be based upon the Declared Bonus Multiple for a particular division, operation, or Subsidiary of the Company, or combination thereof as determined by the Committee.
VI. Payment of Bonus Paid
     A. Bonus Paid
The bonus payable to a Participant with respect to the applicable Plan Year, if any (“Bonus Paid”), shall be determined as set forth in Section VI(B). For the 2013 Plan Year, a Participant’s Bonus Bank shall also be paid to the Participant as provided in Section VI(B)(2)(d).
     B. Determination of Bonus Paid & Bonus Bank Elimination
1. Beginning with the 2012 Plan Year and thereafter, the Participant’s Bonus Paid shall be the Participant’s Bonus Declared calculated in accordance with Section V(B)(5).
2. The Bonus Paid for the 2011 Plan Year will be calculated as follows:
a) Bonus Bank Calculation for 2011 Plan Year. For the 2011 Plan Year, the Participant’s Bonus Bank will be credited with the Participant’s Bonus Declared (which may be positive or negative). The resulting amount in the Participant’s Bonus Bank is referred to as the “2011 Bonus Bank”.
b) 2011 Bonus Bank Negative or Equal to Zero. If a Participant’s 2011 Bonus Bank is negative or equal to zero, then there shall be no Bonus Paid to such Participant for the 2011 Plan Year, and the Participant’s Bonus Bank (whether negative or equal to zero) shall thereafter be extinguished.
c) 2011 Bonus Bank between Zero and 1.2 times Performance Target Bonus. If a Participant’s 2011 Bonus Bank is between zero and 1.2 times such Participant’s fiscal 2011 Plan Year Performance Target Bonus, then the Participant’s Bonus Paid shall be an amount that is equal the Participant’s 2011 Bonus Bank, and the Participant’s Bonus Bank shall thereafter be extinguished.

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John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
d) Bonus Bank greater than 1.2 times Performance Target Bonus. If a Participant’s 2011 Bonus Bank is equal to or greater than 1.2 times such Participant’s fiscal 2011 Plan Year Performance Target Bonus, then the Participant’s Bonus Paid shall be 1.2 times the Participant’s fiscal 2011 Plan Year Performance Target Bonus. Thereafter, the Participant’s remaining Bonus Bank (after deducting the Bonus Paid for the 2011 Plan Year) shall be paid to the Participant in cash at the time the 2013 Plan Year Bonus Paid is paid to the Participant pursuant to Section VI(B)(1) above; provided, however, that if a Participant, on the day that the Company pays the Bonus Paid for the 2011 Plan Year, is (or will be, on or before the last day of the 2012 Plan Year) (i) 65 years or older or (b) 55 years or older and has been credited with at least 10 full years of employment, then such Participant shall receive the remaining Bonus Bank at the time that the Bonus Paid for the 2011 Plan Year is paid and such Participant’s Bonus Bank shall thereafter be extinguished.
3. The Bonus Paid shall be paid by the Company within thirty (30) days following the Committee’s determination of the Declared Bonus Multiple, but in no event earlier than the first day of the Plan Year following the applicable Plan Year and no later than the fifteenth (15th) day of the third month following the end of the applicable Plan Year. The Bonus Paid or any payment of the Bonus Bank determined under this subsection shall not vest until such time as the date on which it is paid; provided, however, that in the event that a Participant’s prior Plan Year Bonus Paid or Bonus Bank has not yet been paid at the time such Participant’s award is forfeited pursuant to the terms of this Plan, such forfeited amounts shall be distributed to other Participant(s) on a pro rata basis, or distributed to other Participant(s) as otherwise determined by the Committee.
4. Subsequent to either the 2011 Plan Year or 2013 Plan Year, as determined pursuant to Section VI(B)(2)(b)-(c) or Section VI(B)(2)(d), respectively, Bonus Banks will no longer exist.
     C. Payment Upon Termination of Employment
1. In General. Subject to Section IV(C)(3) and except as specified below, and unless otherwise determined by the Committee, in the event a Participant’s employment is terminated for any reason, including by the Company for Cause or by the Participant for any reason, or the Participant becomes ineligible to participate in the Plan, (a) the Participant shall not earn or be paid any Bonus Declared or Bonus Paid for the Plan Year in which the termination occurs, (b) in the event that the prior Plan Year Bonus Paid has not yet been paid, the Participant shall not earn or be paid any Bonus Declared or Bonus Paid for such prior Plan Year; provided, however, that any amounts forfeited pursuant to this VI(C)(1)(b) shall be distributed to other Participant(s) on a pro rata basis, or distributed to other Participant(s) as otherwise determined by the Committee, (c) unless otherwise determined by the Committee, the full amount of the

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Participant’s Bonus Bank (if any) shall be forfeited in its entirety as of the termination date, and (d) the Participant shall have no rights or interests in the Plan thereafter. Any payments made under this Section VI(C)(1) at the discretion of the Committee shall be within the time set forth in Section VI(B) and the Participant shall have no rights or interests in the Plan thereafter.
2. Upon Death, Disability, Retirement, or Termination by the Company Other than for Cause. Subject to Section IV(C)(3), in the event of a Participant’s death, Disability, Retirement or termination by the Company other than for Cause:
a) To the extent not previously paid, any Bonus Paid or payment of the Bonus Bank pursuant to Section VI(B)(2)(d) with respect to the Plan Year preceding the Plan Year in which termination occurs shall be considered vested and earned in accordance with the terms of Section VI(B) and shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, within the time set forth in Section VI(B) and the Participant shall have no rights or interests in the Plan thereafter.
b) With respect to the Plan Year in which the termination occurs (the “Termination Year”), a Participant shall receive a Bonus Paid determined in accordance with Section VI(B) of the Plan, multiplied by a fraction, the numerator of which shall equal the total number of days during the Termination Year in which the Participant was employed by the Company, and the denominator of which shall be 365. Thereafter, following the payment, if any, of the Bonus Paid for the Termination Year, the full amount of the Participant’s Bonus Bank (if any) shall be considered vested and earned as of the termination date and shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, in one lump sum and the Participant shall have no rights or interests in the Plan thereafter.
3. Condition of Payments. At the discretion of the Committee, any payment hereunder that is due to termination of employment by the Company or by the Participant may be subject to a requirement that the Participant execute a release of claims (including claims relating to age discrimination) against the Company and its Subsidiaries and related persons at the time and in the form determined by the Company from time to time.

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VII. General Provisions
     A. No Right to Employment or Participation
No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or any Bonus Declared, Bonus Paid or Bonus Bank. Selection for eligibility to participate in the Plan for any given Plan Year shall not entitle the Participant to participate in any subsequent Plan Year. In the event a Participant is not selected to participate in a subsequent Plan Year, such Participant’s Bonus Bank (if any) shall remain unchanged for such year and Participant shall not be entitled to any payment of such Bonus Bank unless and until such Participant again becomes eligible or is again selected to participate in the Plan.
     B. Plan Expenses
The expenses of the Plan and its administration shall be borne by the Company.
     C. Plan Not Funded
The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Declared, Bonus Paid or Bonus Bank under the Plan.
     D. Reports
The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by applicable statute, rule, or regulation.
     E. Governing Law
The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the state of Illinois and applicable federal law, without regard to the conflicts of laws provisions of any state.
VIII. Amendment and Termination of the Plan; Change in Control; 409A
     A. Amendment and Termination of the Plan.
1. The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time, provided, however, that:
a) Impact on Existing Rights. Except as required by law, no amendment, discontinuance or termination of the Plan shall alter or otherwise affect the amount credited to a Participant’s Bonus Bank or affect the amount of a Bonus Declared prior to the date of termination;

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b) Impact on SVA Performance Measurement System. No amendment shall be made which would replace the SVA performance measurement system for purposes of determining the Bonus Declared under the Plan during a Plan Year for such Plan Year, provided that the Board or Committee shall have the authority to adjust and establish Target SVA Improvement, Performance Target Bonus Percentages, and other criteria utilized in the SVA performance measurement system; and
c) Consequence of Full Termination of Plan. In the event of the termination of this Plan, the full amount, if any, then credited to a Participant’s Bonus Bank shall be paid in full within sixty (60) days following the effective date of termination, but in no event later than the fifteenth (15th) day of the third month following the Plan Year in which the Plan is terminated. If the Plan is terminated prior to the end of a Plan Year, the Bonus Declared for that Plan Year shall be determined and paid to a Participant as set forth in Section VI of the Plan, assuming that Target SVA Improvement for that Plan Year had been achieved, then pro-rated for the actual number of days in the Plan Year before the Plan was terminated. In each case any such payment shall be subject to the terms and conditions of this Plan.
     B. Consequence of Change in Control
1. The following rules shall apply to the determination of a Change in Control: (a) any event listed in the definition of “Change in Control” that the Committee elects not to treat as a Change in Control of the Company prior to the occurrence of a Change in Control shall not constitute a Change in Control; and (b) upon a determination by the Committee in its discretion, any other event substantially similar to an event described in the definition of “Change in Control” shall be a Change in Control.
2. The Committee shall determine the treatment of the Bonus Paid to Participants and Bonus Banks (if any) prior to a Change in Control, except that to the extent that the Committee takes no action (and except as otherwise expressly provided for in the Guidelines), in the event of a Change in Control, (a) the Bonus Declared for that Plan Year shall be determined as set forth in Section VI of the Plan, but assuming that Target SVA Improvement for that Plan Year had been achieved, and prorating it for the actual number of days in the Plan Year before the Change in Control and such Bonus Paid shall be paid within the sixty (60) day period following the effective time of the Change in Control and (b) after taking into account the payment described in Clause (a), the full amount, if any, then credited to a Participant’s Bonus Bank shall be paid in full within the sixty (60) day period following the effective time of the Change in Control.
3. Except as expressly provided for in the Guidelines, the Committee may elect prior to a Change in Control, that, in the event of a Change in Control, the Plan shall

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continue on in full force and effect or be assumed or an equivalent Plan be implemented by the successor corporation in any Change in Control transaction, or parent or subsidiary of such successor corporation.
     C. Section 409A
This Plan is intended to be exempt from Section 409A. However, to the extent Section 409A applies to any payment hereunder, notwithstanding anything to the contrary in this Plan the following shall apply:
1. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following the Participant’s “separation from service” within the meaning of Section 409A;
2. A Participant shall not be entitled to any payments resulting from or arising due to a “termination of employment”, “termination” or “retirement” (or other similar term having a similar import) unless (and until) such Participant has “separated from service” within the meaning of Section 409A; and
3. To the extent any provision of the Plan or action by the Committee would subject any Participant to liability for interest or additional taxes under Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan will be exempt from Section 409A (or if subject to Section 409A, compliant with Section 409A), and the Plan shall be interpreted and construed on a basis consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve exemption from (or compliance with) Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments. A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any payments to such person under the Plan (including any taxes and penalties under Section 409A), and the Company (or any affiliate or subsidiary) shall have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

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